Exhibit 99.8

January 11, 2023

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F. Street, N.E.

Washington, D.C. 20549

Re:	Ambipar Emergency Response

Registration Statement on Form F-4

Request for Waiver and Representation under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

In connection with the filing on the date hereof of Amendment No. 1 to the Registration Statement on Form F-4 (the “Registration Statement”) for Ambipar Emergency Reponse, a foreign private issuer newly formed under the laws of the Cayman Islands (the “Company”), in the context of a potential business combination of HPX Corp., a special purpose acquisition company (“SPAC”), with Emergência Participações S.A. (“Target”), and simultaneous listing in the United States of the Company’s class A ordinary shares, the Company is submitting this letter via EDGAR to the U.S. Securities and Exchange Commission (the “Commission”) to request a waiver and provide certain representations under Item 8.A.4 of Form 20-F.

The Company has included in the Registration Statement the following financial statements:

•	audited combined financial statements of the Target, a company qualifying as a foreign private issuer and emerging growth company, as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020;

•	unaudited interim combined financial information of the Target as of June 30, 2022 and for the six months ended June 30, 2022 and 2021;

•	audited historical financial statements of Witt O’Brien’s, LLC (“Target Acquiree”), a Delaware limited liability company acquired by the Target in October 24, 2022, for the periods required by Rule 3-05 of Regulation S-X.

The Company respectfully requests that the Commission waive in relation to the Target and Target Acquiree the requirement of Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering, the registration statement must contain audited financial statements of a date not older than 12 months from the date of the offering (the “12-Month Requirement”). See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

The Company is submitting this waiver request pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that the Commission will waive the 12-Month Requirement “in cases where the company is able to represent adequately to us that it is not required to comply with this requirement in any other jurisdiction outside the United States and that complying with this requirement is impracticable or involves undue hardship.” See also the 2004 release entitled International Reporting and Disclosure Issues in the Division of Corporation Finance (available on the Commission’s website at http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm) by the staff of the Division of Corporation Finance of the Commission at Section III.B.c, in which the staff notes that:

“the instruction indicates that the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship. As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.”

In connection with this waiver request, the Company represents to the Commission that:

1.	None of the Company, the Target or Target Acquiree is currently a public reporting company in any jurisdiction.

2.	Accordingly, the Company, the Target and the Target Acquiree are not required by any jurisdiction outside the United States to prepare consolidated financial statements audited under any generally accepted auditing standards for any period.

3.	Full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company, Target and the Target Acquiree (which has been a fully owned indirect subsidiary of the Target since October 24, 2022.

4.	The Target does not anticipate that its audited financial statements for the fiscal year ended December 31, 2022 will be available until the second quarter of 2023.

5.	In no event will the Company seek effectiveness of the Registration Statement if the Target’s or the Target Acquiree’s audited financial statements are older than 15 months.

The Company will file this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Sincerely,
Ambipar Emergency Response

By:	/s/ Thiago da Costa Silva
Name: Thiago da Costa Silva
Title: Director